Warrant to Purchase 100,000
                                                          shares of Common Stock

                             SIGMA ALPHA GROUP, LTD.

                          Common Stock Purchase Warrant

                                 August 29, 1996

      NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), NOR UNDER ANY STATE SECURITIES LAW AND SHALL NOT BE TRANSFERRED, SOLD, ASSIGNED OR HYPOTHECATED IN VIOLATION THEREOF UNTIL EITHER (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER THE ACT AND APPLICABLE STATE SECURITIES LAW OR (ii) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH SECURITIES WHICH OPINION IS SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SECURITIES MAY BE TRANSFERRED, SOLD, ASSIGNED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR APPLICABLE STATE SECURITIES LAWS.

      THIS CERTIFIES THAT Silverman, Collura & Chernis, P.C. (hereinafter sometimes called the "Holder"), is entitled to purchase from Sigma Alpha Group, Ltd. (the "Company"), at the price and during the periods as hereinafter specified, the number of shares set forth above of the Company's common stock, par value $.001 per share (the "Common Stock").

      This Warrant, together with warrants of like tenor, is subject to adjustment in accordance with P. 7 of this Warrant.

      1. The rights represented by this Warrant shall be exercisable at any time commencing on the date above-stated and expiring on August 31, 1999 (the
"Exercise Period"), at an exercise price of $2.00 per share (the "Exercise Price"), subject to adjustment in accordance with P. 7. For purposes of the adjustments under P. 7 hereof, the Per Share Exercise Price shall be deemed to be $2.00, subject to further adjustment as provided in such P. 7. After the expiration of the Exercise Period, the Holder shall have no right to purchase any shares of Common Stock underlying this Warrant.

      2. The rights represented by this Warrant may be exercised in whole or in part at any time within the Exercise Period by (i) the surrender of this Warrant (with the purchase form at the end hereof properly executed) at the principal



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executive  office of the Company (or such other  office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company); and (ii) payment to the Company of the Exercise Price then in effect for the number of shares of Common Stock specified in the above-mentioned purchase form together with applicable stock transfer taxes, if any. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date this Warrant is surrendered and payment is made in accordance with the foregoing provisions of this P. 2, and the person or persons in whose name or names the certificates for shares of Common Stock shall be issuable upon such exercise shall become the holder or holders of record of such shares of Common Stock at that time and date.

      3. The Company shall be obligated to register the shares of Common Stock underlying this Warrant in accordance with the 1933 Act, as set forth in the attached Registration Rights Agreement.

      4. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise of this Warrant will, upon issuance, be duly and validly issued, fully paid and nonassessable and no personal liability will attach to the Holder thereof. The Company further covenants and agrees that during the Exercise Period, the Company will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of this Warrant.

      5. The Warrant shall not entitle the Holder to any rights, including, without limitation, voting rights, as a stockholder of the Company.

      6. Neither this Warrant nor the shares of Common Stock issuable upon exercise hereof have been registered under the 1933 Act nor under any state securities law and shall not be transferred, sold, assigned or hypothecated in violation thereof and without the consent of the Company. If permitted by the foregoing, any such transfer, sale, assignment or hypothecation shall be effected by the Holder surrendering this Warrant for cancellation at the office or agency of the Company accompanied by an opinion of counsel satisfactory to the Company and its counsel, stating that such transferee is a permitted transferee under this P. 6 and that such transfer does not violate the 1933 Act or such state securities laws.

      7. The Exercise Price and Exercise Period in effect at any time and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

      a. If the Company shall (i) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, (ii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or (iii) combine, exchange, subdivide or reclassify its outstanding shares of Common Stock as part of any similar event or transaction not herein specified, the


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Exercise  Price in effect at the time of the  effective  date or record date, as the case may be, for such sale, or the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the
price  determined  by  multiplying  the  Exercise  Price  by  a  fraction,   the
denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action.

      b. Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to P. 7(a) above, the number of shares of Common Stock purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of shares of Common Stock initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

      c. Notwithstanding any adjustment in the Exercise Price or the number or kind of shares of Common Stock purchasable upon the exercise of this Warrant, certificates for Warrants issued prior or subsequent to such adjustment may continue to express the same price and number and kind of shares of Common Stock as are initially issuable pursuant to this Warrant.

      d. The Company may, but under no circumstances is obligated to, modify the terms of this Warrant to extend the Exercise Period or to lower the Exercise Price, at any time prior to the expiration of this Warrant.

     8. This Warrant shall be governed by and in accordance with the laws of the State of Delaware.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officers and is to be dated August 29, 1996.

                     SIGMA ALPHA GROUP, LTD.

                     By /s/ Peter Pelullo
                       ------------------------------
                          Peter Pelullo, President



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